77Q1e(1) - First Amendment to the Investment Advisory
Agreement, by and between the Registrant and Virtus
Investment
Advisers, Inc., effective as of February 14, 2011, filed via
EDGAR herewith.

77Q1e(2) - Subadvisory Agreement between Virtus Investment
Advisers, Inc. and F-Squared Institutional Advisors, LLC, with respect to Virtus Premium AlphaSector Series, effective as of February 14, 2011, filed via EDGAR herewith.

77Q1e(3) - Subadvisory Agreement among Virtus Variable Insurance Trust, Virtus Investment Advisers, Inc. and Euclid Advisors LLC, with respect to Virtus Growth & Income Series, Virtus Premium AlphaSector Series and Virtus Strategic Allocation Series, effective as of September 30, 2011, filed via EDGAR herewith.

77Q1e(4) - First Amendment to Subadvisory Agreement among Virtus Variable Insurance Trust, Virtus Investment Advisers, Inc. and Kayne Anderson Rudnick Investment Management, LLC, effective as of September 30, 2011, filed via EDGAR herewith.